Exhibit 5.1 Registered Office: 41 LOTHBURY LONDON EC2R 7HF ENGLAND +44 (0)20.7726.3636 FAX +44 (0)20.7726.3637 BakerBotts.com
A limited liability partnership registered in England and Wales under number OC333302. Authorised and regulated by the Solicitors Regulation Authority.

Derek Jones
TEL: 442077263438
FAX: 442077263538
derek.jones@bakerbotts.com

11 March 2021

Liberty Global plc Griffin House 161 Hammersmith Road London W6 8BS
Dear Sirs
Registration Statement on Form S-8
1.Introductory Matters
We are acting as English legal advisers to Liberty Global plc (the "Company") and in that capacity have been asked to give an opinion in connection with the preparation and filing of the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") in connection with the offering of up to 16,000,000 Liberty Global class A ordinary shares, 2,000,000 Liberty Global class B ordinary shares and 32,000,000 Liberty Global class C ordinary shares, each with a nominal value of $0.01 per share in the capital of the Company (the "Shares") to be issued pursuant to the Liberty Global 2014 Incentive Plan (as amended and restated effective as of 11 June 2019, the "Employee Plan") adopted by the Company.
We have taken instructions in this regard solely from the Company.
We hereby confirm that, for the purposes of rendering this opinion letter (the "Opinion") we have not, other than as expressly set forth in this Opinion, undertaken any searches or obtained any information whatsoever in relation to the Company to verify such matters as (including without limitation):
(a)its solvency or otherwise;
(b)whether any steps have been taken by any person in respect of its receivership, administration, reorganisation, winding-up or liquidation, including for these purposes the taking by any person of any action relating to or affecting the rights of creditors

A list of the members is available for inspection at the registered office. The word “partner” is used to refer to a member of Baker Botts (UK) LLP.
In association with BAKER BOTTS L.L.P. AUSTIN BRUSSELS DALLAS DUBAI HONG KONG HOUSTON
MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

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(or any analogous actions thereto) or the commencement of any moratorium in respect thereof;
(c)whether any security interests, liens or encumbrances exist or have been registered over any of its property or assets; or
(d)otherwise investigated in any way whatsoever its activities.
This Opinion is given only with respect to English law as it exists and is interpreted at the date of this Opinion. For the purposes of this Opinion we have made no investigation of, and therefore express or imply no opinions to, the laws of any other jurisdiction. This Opinion is governed by, and shall be construed in accordance with, English law.
2.Documents
We have not examined any document for the purposes of giving this Opinion other than:
(a)a signed copy of the draft Registration Statement filed with the Securities and Exchange Commission on 11 March 2021;
(b)a copy of the Employee Plan;
(c)copies of the Company's certificate of incorporation, certificate of incorporation on change of name, certificate of incorporation on change of name and re-registration of a private company as a public company, articles of association, in each case as revealed by the Company Search;
(d)a certificate addressed to us from Kelly A. Johnson, an officer of the Company, dated 11 March 2021 (the "Certificate");
(e)extracts of certain minutes and resolutions of directors' meetings of the Company (the "Board Resolutions") attached as exhibit D to the Certificate;
(f)extracts of certain minutes and resolutions of shareholders' meetings of the Company (the "Shareholder Resolutions") attached as exhibit C to the Certificate; and
(g)the results of our search on 10 March 2021 of the Company's public records held by the Registrar of Companies (the "Company Search").
On 10 March 2021 we carried out telephone enquiries at the Central Registry of Winding-Up Petitions at the Companies Court in London at 1.04 p.m. London time in respect of the Company (the "Bankruptcy Search").
3.Assumptions
For the purpose of giving this Opinion, we have assumed:
(a)the genuineness of all signatures and seals;
(b)the conformity to original documents of all documents submitted to us as copies or scanned pdf copies and the authenticity and completeness of such original documents;
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(c)that all facts which are stated in any official public record or other document or information supplied by a public official are correct. In particular, that the files maintained at the Registrar of Companies relating to the Company were all complete, accurate and up-to-date at the time the Company Search was conducted and will so remain as at each Allotment Date (as defined below);
(d)that the Certificate fully and accurately states the position as to the matters of fact referred to therein, remains accurate insofar as relevant to this Opinion and will remain so as at each Allotment Date (as defined below) and that no additional matter would have been disclosed by the Company Search and/or the Bankruptcy Search being carried out since the time and date of the carrying out of such searches and that the particulars disclosed by such searches are, in all aspects, true, complete and up-to-date;
(e)that any foreign law would not affect any of the conclusions stated in this Opinion;
(f)that, except as would be revealed by the Bankruptcy Search, no steps have been taken to place the Company into any insolvency procedure or to grant an injunction against the Company;
(g)that on each date of the allotment and issue of any of the Shares (each an "Allotment Date") the Company will have complied with all applicable laws to allot and issue the relevant Shares and the consideration for the allotment and issue of the relevant Shares will not be less than the par value of such Shares;
(h)that the term "non-assessable", which has no recognised meaning under English law, for the purposes of this Opinion means that, under the Companies Act 2006 (as amended) (the "Act"), the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issuance of the Shares, no holder of such Shares is liable, solely because of such holder's status as a holder of such Shares, for additional assessments or calls for further funds by the Company or any other person;
(i)that the Shareholder Resolutions were duly passed in accordance with the articles of association of the Company as in force at such time, and have not been amended or rescinded, are in full force and effect and will not be revoked or varied prior to the Allotment Dates;
(j)there are no further approvals, documents or agreements in relation to the allotment or issue of shares in the Company (or any restriction on the same) or any agreement or arrangement to do (or not do) so as being relevant to our Opinion with regard to the allotment of the Shares (or the grant of rights to subscribe for or to convert any security into the Shares);
(k)as at each of the Allotment Dates, the authority granted pursuant to the Shareholder Resolutions will remain unutilised to the extent necessary to permit the allotment and issue of the relevant Shares;
(l)the Board Resolutions were duly passed at a properly convened meeting of the Board in accordance with the articles of association of the Company as in force at such time,
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and have not been amended or rescinded, are in full force and effect and will not be revoked or varied prior to any of the Allotment Dates;
(m)any future allotments and issue of the Shares will be duly made in accordance with the articles of association of the Company as in force at each Allotment Date, the Act, applicable law and any relevant authority given by the members of the Company in a general meeting to allot such Shares;
(n)the directors at each Allotment Date will be duly authorised pursuant to the articles of association of the Company as in force at each Allotment Date, the Act, applicable law and any relevant authority given by the members of the Company in a general meeting to allot the Shares to be allotted and issued on such Allotment Date;
(o)a meeting of the Board or a duly authorised and constituted committee of the Board will be duly convened and held prior to each Allotment Date, at which it will be resolved to allot and issue the Shares to be allotted and issued on such Allotment Date;
(p)the directors on each Allotment Date, will have exercised their powers in accordance with their statutory duties under the Act and English common law;
(q)the Shares will have been, on allotment and issue, fully paid up in accordance with (i) the articles of association of the Company in force at each Allotment Date; and (ii) applicable law in force at each Allotment Date;
(r)the name of the relevant allottee and the number of Shares allotted will be duly entered in the register of members of the Company;
(s)the Employee Plan has been validly adopted and is in force pursuant to the terms of the Employee Plan;
(t)the Employee Plan has constituted and will continue to constitute valid, legally binding and enforceable obligations of the Company under the laws by which it is, and/or is expressed to be, governed;
(u)the Employee Plan has been and will be operated in accordance with its rules;
(v)insofar as any obligation under the Employee Plan is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance is not and will not be illegal or ineffective under the laws of, or contrary to public policy or to the exchange control regulations of, that other jurisdiction or the law applicable to the obligation; and
(w)that the directors as at the time of each of the Allotment Dates will be duly authorised pursuant to the articles of association of the Company as in force at the time of the Allotment Dates, the Act and any relevant authority given by the members of the Company in a general meeting to allot and issue the Shares on a non pre-emptive basis, noting specifically that resolution 11 considered at the Company's annual general meeting of shareholders held on 11 June 2019 (authorising the Company's board of directors in accordance with Section 570 of the Act to allot equity securities for cash without the rights of pre-emption provided by Section 561 of the Act) did not receive sufficient votes to pass, and as such this opinion is given on the basis that we
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assume the Company is relying on one or more of the following exemptions to the requirements set out in Section 561 of the Act:
(i)pursuant to Section 565 of the Act on the basis that the Shares will be wholly or partly paid up otherwise than in cash; and/or
(ii)pursuant to Section 566 of the Act on the basis that the Shares will be issued under the terms of an employees' share scheme (as such term is defined in, and with the relevant allotments only made to persons permitted by, Section 1166 of the Act), and that the Company is not making and will not make the Employee Plan available to anyone falling outside the category described in Section 1166 of the Act.
4.Opinion
Based upon the foregoing and subject to any matters not disclosed to us and to the assumptions and qualifications set out in this Opinion, we are of the opinion that the Shares will be duly authorised, validly issued, fully paid and non-assessable provided that: (i) the Registration Statement, as amended, continues to be effective under the Securities Act; (ii) such Shares are issued on an Allotment Date in accordance with the terms of the Employee Plan; and (iii) valid entries in the books and registers of the Company have been made.
5.Qualifications
This Opinion is subject to the following qualifications:
(a)we expressly disclaim any responsibility to advise the Company of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this letter that may affect this Opinion;
(b)the Company Search is not capable of revealing conclusively whether or not:
(i)    a winding-up order has been made or a resolution passed for the winding up of the Company;
(ii)    an administration order has been made; or
(iii)     a receiver, administrative receiver, administrator, liquidator or moratorium monitor has been appointed, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered into the records of the Company immediately;
(c)the Company Search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented;
(d)the Bankruptcy Search relates only to a compulsory winding up and is not capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-Up Petitions immediately or, in the case of
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a petition presented to a County Court, may not have been notified to the Central Registry of Winding-Up Petitions and entered on such records at all;
(e)we express no opinion as to matters of fact and this Opinion is subject to any matters of fact not disclosed to us and specifically referenced in this Opinion;
(f)we express no opinion on the impact of any rules, regulations or requirements of the NASDAQ Global Select Market Segment of the NASDAQ Global Market or the rules and regulations adopted by the SEC;
(g)this Opinion is limited to the original issuance of the Shares by the Company and does not cover shares delivered by the Company out of any of the Shares reacquired by it (as the case may be);
(h)where an obligation is to be performed in a jurisdiction outside England and Wales, that obligation may not be enforceable in England and Wales to the extent that the English courts take account of the law of that jurisdiction;
(i)this Opinion is strictly limited to the matters stated in paragraph 4 and does not extend to, and is not to be read as extended by implication to, any other matters; and
(j)we have not advised the Company in connection with the Employee Plan and we express no opinion on the effectiveness of any of the provisions of the Employee Plan and this Opinion does not extend to, and is not to be read as extended by implication to, the adequacy of the Shares to satisfy the implementation of the Employee Plan.
6.Consent
We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement and to all references to our firm included or made a part of the Registration Statement with respect thereto. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
7.Reliance
This Opinion is rendered to the Company for its sole benefit in connection with the Registration Statement. We do not assume any duty or liability to any other person to whom disclosure is made.
Yours faithfully,

/s/ Baker Botts (UK) LLP
Baker Botts (UK) LLP
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